Exhibit 10.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Thomas Schlick (“Employee”) and XATA Corporation (the “Company”).
BACKGROUND
     A. Employee has been employed by the Company since March 23, 2006, and is currently employed by the Company as its Executive Vice President of Services.
     B. The Company and Employee entered into a Confidentiality, Invention and Non-Compete Agreement, dated March 23, 2006 (the “Confidentiality Agreement”).
     C. The Company and Employee entered into a Restricted Stock Award Agreement dated April 10, 2006 (the “2002 Restricted Stock Agreement”), pursuant to which the Company granted Employee an award under the Company’s 2002 Long-Term Incentive and Stock Option Plan (the “2002 Plan”) in the form of shares of restricted stock (the “2002 Restricted Shares”).
     D. The Company and Employee entered into a Restricted Stock Award Agreement dated January 5, 2007 (the “2007 Restricted Stock Agreement”), pursuant to which the Company granted Employee an award under the 2002 Plan in the form of shares of restricted stock (the “2007 Restricted Shares”).
     E. The Company has decided to terminate Employee’s employment without cause effective January 31, 2008.
     F. The Company and Employee are concluding their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.
     G. The parties desire to resolve all issues now in dispute between them and have agreed to a full settlement of such issues.

     NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:
AGREEMENT
     1. Termination of Employment. Employee’s employment with the Company will terminate effective January 31, 2008 (the “Termination Date”).
     2. Employee Release. At the same time that Employee executes this Agreement, he shall execute a Release in the form attached to this Agreement as Exhibit A (the “Release”), in favor of the Company and its affiliates, divisions, committees, directors, officers, employees, agents, predecessors, successors and assigns. This Agreement will not be interpreted or construed to limit the Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release.
     3. Severance Benefits. Provided Employee signs this Agreement and the Release, does not rescind this Agreement or the Release within the rescission period set forth in paragraph 11 below (the “Rescission Period”), and does not breach his obligations pursuant to this Agreement, the Release, or the Confidentiality Agreement, Employee shall receive the following benefits (collectively, the “Severance Benefits”):
(a)	Severance Pay. The Company will pay Employee total severance pay in the amount of $200,000.00, which is equivalent to one year of Employee’s base salary, less applicable deductions and withholdings, to be paid to Employee biweekly in twenty-six (26) substantially equal payments, beginning on or about the first regularly scheduled payday after the expiration of the Rescission Period and in no event later than March 15, 2009.

(b)	Continued Benefits. If Employee is eligible for and properly elects to continue Employee’s health benefits, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage as if Employee were still employed by the Company (on a benefit by benefit basis) for twelve (12) months after the Termination Date, or until Employee is eligible for such coverage through another employer, whichever is earlier. All such Company-provided health benefits premiums shall be paid directly to the insurance carrier(s) by the Company and Employee shall make arrangements with the Company to pay the Employee’s portion of such coverage.

(c)	Outplacement Services. Outplacement services up to $10,000.00 in value will be made available to Employee through a provider of the Company’s choice. These outplacement services must be used by Employee within the first six (6) months following the Termination Date. The Company shall pay the outplacement services provider directly for any services utilized by Employee pursuant to this paragraph 3(c).

(d)	Computer. Executive shall be allowed to keep his Company-issued personal computer provided the Company first inspects the computer and determines that all confidential and proprietary Company information has been deleted and Employee has not otherwise retained such information after the Termination Date.
The Company shall deduct from any payments made to Employee hereunder any withholding or other taxes which the Company is required or authorized to deduct, if any, under applicable law.
     4. Restricted Shares. All vesting or exercise rights, limitations, restrictions or other terms or conditions related to Employee’s 2002 Restricted Shares or 2007 Restricted Shares shall remain subject to and governed by the 2002 Restricted Share Agreement, the 2007 Restricted Share Agreement and the 2002 Plan, as applicable.
     5. Other Benefits. Whether or not Employee signs this Agreement and the Release, he will be paid all accrued paid time off that he has not used as of the Termination Date. Such payment will be included in Employee’s final paycheck. Employee will retain any and all rights that he may have to his retirement benefits from the Company’s retirement benefits plans according to the terms and conditions of said retirement benefit plans.
     6. Mutual Non-disparagement. Employee will not disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s employees, directors or officers. The Company will not authorize or encourage any employee of the Company to disparage Employee’s reputation or character. Nothing in this paragraph 6 shall be construed to limit or restrict either party from taking any action that either party in good faith reasonably believes is necessary to fulfill his or its fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, investigation or other legal matter.
     7. Future References. It is Employee’s responsibility to direct or cause to be directed all future official requests for references concerning him to Diane Hendricks, who will respond to such requests by confirming the dates of Employee’s employment with the Company, identifying the positions he held, and at his request, confirming Employee’s base salary as of the Termination Date.
     8. Records, Documents, and Property. Employee acknowledges and represents that he has delivered or will deliver to the Company on or before the Termination Date any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company.
     9. No Other Remuneration. Employee agrees that he is not entitled to any remuneration from the Company except as provided in this Agreement. This includes back pay, sick pay, vacation pay, bonuses, separation pay or any other compensation.
     10. Time to Consider Agreement. Employee understands that he may take twenty-one (21) calendar days to decide whether to sign this Agreement and the Release, which 21-day period will start on the day after the date on which Employee first received copies of this Agreement and the Release for review. Employee represents that if he signs this Agreement and the Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Release. Employee also acknowledges that any changes made to this Agreement or the Release before he executes either of them, whether such changes are material or immaterial, will not cause the 21-day period to commence again.
     11. Rescission Notice. Within fifteen (15) calendar days after signing this Agreement and the Release, Employee has the right to rescind this Agreement and the Release. To be effective, the rescission must be in writing and delivered to the Company at the following address:
XATA Corporation
151 East Cliff Road, Suite 10
Burnsville, MN 55337
Attention: Diane Hendricks
     If delivered by mail, the rescission must be:
(a)	Postmarked within the 15-day period;

(b)	Properly addressed to the Company at the address stated above; and

(c)	Sent by certified mail, return receipt requested.
Employee understands that this Agreement will not become effective or enforceable unless and until he has signed and not rescinded this Agreement or the Release and the rescission period has expired.
     12. No Admission of Liability by The Company. Employee acknowledges that the Company’s payment of consideration for this Agreement is not to be construed as an admission of any liability on the part of the Company or any officer, director, shareholder or employee of the Company. Such liability is expressly denied by the Company, on behalf of itself and its officers, directors, shareholders and employees.
     13. Confidentiality. The terms of this Agreement and the Release will be treated as forever confidential by Employee and will not be disclosed by him to anyone except his spouse,

attorney, accountant, or tax advisor, or except as may be required by law or to enforce this Agreement or Release or as agreed to in writing by the Company.
     14. Voluntary Agreement. Employee is entering into this Agreement and Release voluntarily. Employee acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, the Confidentiality Agreement, the 2002 Restricted Stock Agreement, the 2007 Restricted Stock Agreement and any qualified employee benefit plans sponsored by the Company in which Employee is a participant.
     15. Other Agreements. Employee acknowledges and agrees that nothing in this Agreement affects his obligations or rights under the Confidentiality Agreement, the 2002 Restricted Stock Agreement or the 2007 Restricted Stock Agreement. Employee acknowledges and affirms his continuing obligation to comply with the terms and conditions of the Confidentiality Agreement. The Confidentiality Agreement, the 2002 Restricted Stock Agreement, the 2007 Restricted Stock Agreement and this Agreement make up all of the agreements between Employee and the Company. There are no oral agreements between them, and Employee has not relied upon anything other than those written agreements in deciding to sign this Agreement.

     16. Assignment. This Agreement is binding on Employee and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to a purchaser of substantially all the business or assets of the Company. No rights or obligations of Employee hereunder may be assigned by Employee to any other person on entity.
     17. Invalidity. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement and the remaining provisions of this Agreement will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.
     18. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     20. Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota. Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.
     21. Interpretation. This Agreement is intended to provide for Severance Benefits that are not deferred compensation subject to the requirements of Section 409A(a)(2), (3), or (4) of the Code. To the extent any Severance Benefits under this Agreement are made in accordance with this Agreement and are subject to the requirements of Section 409A(a)(2), (3), or (4) of the Code, this Agreement is intended to satisfy such requirements, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     22. Authority. The parties to this Agreement, by their signature below, warrant that they have signed this agreement of their own free will, and that the person executing the Agreement has been expressly authorized to enter into this Agreement.

Dated: January 16, 2008	/s/ Thomas Schlick

Thomas Schlick

Dated: January 16, 2008	/s/ Jay Coughlan

XATA Corporation

	By:	Jay Coughlan

	Its:	CEO

EXHIBIT A
EMPLOYEE RELEASE
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	XATA means XATA Corporation, any company related to XATA Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of XATA Corporation.

C.	Company means XATA; the present and past officers, directors, committees, shareholders, and employees of XATA; any company providing insurance to XATA in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by XATA (other than multiemployer plans); the attorneys for XATA; and anyone who acted on behalf of XATA or on instructions from XATA.

D.	Agreement means the Separation Agreement between XATA and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with XATA or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from XATA as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from XATA if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though XATA will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary

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decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to XATA by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to XATA by hand or by mail within the 15-day rescission period. All deliveries must be made to XATA at the following address:
XATA Corporation
151 East Cliff Road, Suite 10
Burnsville, MN 55337
Attention: Diane Hendricks
If I choose to deliver my acceptance or the rescission by mail, it must be:
(a) Postmarked within the 15-day period;
(b) Properly addressed to XATA at the address stated above; and
(c) Sent by certified mail, return receipt requested.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with XATA. No child support orders, garnishment orders, or other orders requiring that money owed to me by XATA be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: 1/16/08	/s/ Thomas Schlick Thomas Schlick

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